EXHIBIT (j)(9)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 133 to Registration Statement No. 02-90946 on Form N-1A ("Registration Statement") of Eaton Vance Mutual Funds Trust of our report dated February 21, 2007, relating to the financial statements and financial highlights of the Eaton Vance Cash Management Fund and Eaton Vance Money Market Fund (the "Funds") and of our report dated February 21, 2007, relating to the financial statements and supplementary data of the Cash Management Portfolio, which appear in the December 31, 2006 Annual Report to Shareholders of the Funds, which are also incorporated by reference into the Registration Staement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts February 25, 2008